EXHIBIT 10.1
EMPLOYMENT AGREEMENT
BETWEEN
HAROLD W. POTE
AND
FIRST STATES GROUP, L.P.
          This Employment Agreement (the “Agreement”), dated as of March 2, 2007 (the “Effective Date”), between First States Group, L.P., a Delaware limited partnership (the “Company”), and Harold W. Pote (the “Executive”):
          WHEREAS, American Financial Realty Trust, a Maryland real estate investment trust (the “REIT”), is a limited partner and the sole owner of the general partner of the Company.
          WHEREAS, the Executive was appointed as President and Chief Executive Officer of the REIT and the Company on August 16, 2006, and the parties desire that the Executive be employed in the capacities and on the terms and conditions set out below.
          NOW, THEREFORE, the Company and the Executive, in consideration of the respective covenants set out below, hereby agree as follows:
1. EMPLOYMENT.
     (a) POSITIONS. The Executive shall be employed by the Company as President and Chief Executive Officer. The Executive shall also be an officer of the REIT as its President, Chief Executive Officer. The Executive shall also continue to be a member of the Board of Trustees of the REIT (the “Board”).
     (b) DUTIES. The Executive shall report to the Board, and the Executive’s principal employment duties and responsibilities shall be those duties and responsibilities consistent with his position as the Chief Executive Officer and President.
     (c) EXTENT OF SERVICES. Except for illnesses and vacation periods, the Executive shall devote all of his working time and attention and his best efforts to the performance of his duties and responsibilities under this Agreement. Notwithstanding the foregoing, the Executive may (i) make any passive investment where he is not obligated or required to, and shall not in fact, devote any managerial effort, (ii) participate in charitable, academic or community activities, and in trade or professional organizations, or (iii) hold directorships in other companies consistent with the Company’s conflict of interest policies and corporate governance guidelines as in effect from time to time.
2. TERM. This Agreement shall be in full force and effect from the Effective Date until such date as either party notifies the other party of its termination of this Agreement upon not less than sixty (60) days prior written notice. For purposes of this Agreement, “Term” shall mean the actual duration of the Executive’s employment hereunder.
3. BASE SALARY. The Company shall pay the Executive a base salary annually (the “Base Salary”), which shall be payable in periodic installments according to the Company’s normal payroll practices. The initial Base Salary shall be $500,000. The Board or the

Compensation and Human Resources Committee of the REIT (the “Compensation Committee”) shall review the Base Salary at least once a year to determine whether the Base Salary should be increased effective January 1 of any year during the Term. The Base Salary, including any increases, shall not be decreased during the Term. For purposes of this Agreement, the term “Base Salary” shall mean the amount established and adjusted from time to time pursuant to this Section 3.
4. BONUS. The Executive shall be eligible to receive an annual cash bonus during the Term at the discretion of the Compensation Committee. The Executive’s initial target bonus shall be $500,000 per full fiscal year and the Executive’s initial maximum bonus shall be $1,000,000 per fiscal year. The Board or the Compensation Committee shall review the target and maximum bonus at least once a year to determine whether they should be increased effective January 1 of any year during the term.
5. RESTRICTED STOCK.
     (a) RESTRICTED SHARE GRANTS. The REIT has established the 2002 Equity Incentive Plan, which provides for the issuance of restricted Common Shares (“Restricted Share Grants”) to the extent that such Common Shares are available thereunder. The Executive shall be eligible to receive Restricted Share Grants, subject to Compensation Committee approval. The REIT granted the Executive an initial Restricted Share Grant for 500,000 Common Shares on August 16, 2006 (the “Initial Restricted Share Grant”).
     (b) VESTING. The Initial Restricted Share Grant is on the following terms: vesting at the rate of one-third of the underlying Common Shares on each one-year anniversary of the effective date of the grant until fully vested; provided, however, that the Initial Restricted Share Grant will be 100% vested and all restrictions will lapse upon a Change of Control (as defined herein). The Common Shares underlying the Initial Restricted Share Grant will have voting and dividend rights from the effective date of such grant.
6. BENEFITS.
     (a) VACATION. The Executive shall be entitled to four (4) weeks paid vacation per full calendar year in accordance with the Company’s vacation policy, which shall accrue during the Executive’s employment with the Company.
     (b) SICK AND PERSONAL DAYS. The Executive shall be entitled to sick and personal days pursuant to Company policy.
     (c) EMPLOYEE BENEFIT PLANS. The Executive and his spouse and eligible dependents, if any, and their respective designated beneficiaries where applicable, will be eligible for and entitled to participate in any Company sponsored employee benefit plans, including but not limited to benefits such as group health, dental, accident, disability insurance, group life insurance, and a 401(k) plan, as such benefits may be offered from time to time, on a basis no less favorable than that applicable to other executives of the Company.
     (d) OTHER BENEFITS.

          (i) ANNUAL PHYSICAL. The Company shall provide, at its cost, a medical examination for the Executive on an annual basis by a licensed physician in the Philadelphia, Pennsylvania area selected by the Executive.
          (ii) DIRECTORS AND OFFICERS INSURANCE. During the Term, the Executive shall be entitled to directors and officers insurance coverage for his acts and omissions while an officer of the Company and the REIT on a basis no less favorable to him than the coverage provided to current officers and trustees. Additionally, after any termination of employment of the Executive for any reason, for a period through the sixth anniversary of the termination of employment, the Company and the REIT shall maintain directors and officers insurance coverage for the Executive covering his acts or omissions while an officer of the Company and the REIT on a basis no less favorable to him than the coverage provided to then-current officers and trustees or, in the event of a Change of Control, to former officers and trustees of the Company and the REIT and the then-current officers and trustees of their respective successor entities.
          (iii) EXPENSES, OFFICE AND SECRETARIAL SUPPORT. The Executive shall be entitled to reimbursement of all reasonable expenses, in accordance with the Company’s policy as in effect from time to time and on a basis no less favorable than that applicable to other executives of the Company, including, without limitation, telephone, reasonable travel and reasonable entertainment expenses incurred by the Executive in connection with the business of the Company, promptly upon the presentation by the Executive of appropriate documentation. The Executive shall also be entitled to appropriate office space, administrative support, and such other facilities and services as are suitable to the Executive’s positions and adequate for the performance of the Executive’s duties.
7. CHANGE OF CONTROL.
     (a) CHANGE OF CONTROL. For purposes of this Agreement, a “Change of Control” will be deemed to have taken place upon the occurrence of any of the following events:
          (i) any person, entity or affiliated group, excluding the REIT or any employee benefit plan of the REIT, acquiring more than 50% of the then outstanding voting shares of the REIT,
          (ii) the consummation of any merger or consolidation of the REIT into another company, such that the holders of the voting shares of the REIT immediately prior to such merger or consolidation is less than 50% of the voting power of the securities of the surviving company or the parent of such surviving company,
          (iii) the complete liquidation of the REIT or the sale or disposition of all or substantially all of the REIT’s assets, such that after the transaction, the holders of the voting shares of the REIT immediately prior to the transaction is less than 50% of the voting securities of the acquiror or the parent of the acquiror, or
          (iv) a majority of the Board of the REIT votes in favor of a decision that a Change of Control has occurred.

     (b) CERTAIN BENEFITS UPON A CHANGE OF CONTROL. In the event of a Change of Control, the Executive shall become 100% vested in the Restricted Share Grants that have been awarded to the Executive under the Equity Incentive Plan.
8. CONFIDENTIAL INFORMATION. The Executive recognizes and acknowledges that certain assets of the Company constitute Confidential Information. The term “Confidential Information” as used in this Agreement shall mean all information which is known only to the Executive or the Company, other employees of the Company, or others in a confidential relationship with the Company, and relating to the Company’s business including, without limitation, information regarding clients, customers, pricing policies, methods of operation, proprietary Company programs, sales products, profits, costs, markets, key personnel, formulae, product applications, technical processes, and trade secrets, as such information may exist from time to time, which the Executive acquired or obtained by virtue of work performed for the Company, or which the Executive may acquire or may have acquired knowledge of during the performance of said work. The Executive shall not, during or after the Term, disclose all or any part of the Confidential Information to any person, firm, corporation, association, or any other entity for any reason or purpose whatsoever, directly or indirectly, except as may be required pursuant to his employment hereunder, unless and until such Confidential Information becomes publicly available other than as a consequence of the breach by the Executive of his confidentiality obligations hereunder by law or in any judicial administrative proceeding (in which case, the Executive shall provide the Company with notice). In the event of the termination of his employment, whether voluntary or involuntary and whether by the Company or the Executive, the Executive shall deliver to the Company all documents and data pertaining to the Confidential Information and shall not take with him any documents or data of any kind or any reproductions (in whole or in part) or extracts of any items relating to the Confidential Information. The Company acknowledges that prior to his employment with the Company, the Executive has lawfully acquired extensive knowledge of the industries and businesses in which the Company engages in business, and that the provisions of this Section are not intended to restrict the Executive’s use of such previously acquired knowledge.
          In the event that the Executive receives a request or is required (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose all or any part of the Confidential Information, the Executive agrees to (a) promptly notify the Company in writing of the existence, terms and circumstances surrounding such request or requirement, (b) consult with the Company on the advisability of taking legally available steps to resist or narrow such request or requirement, and (c) assist the Company in seeking a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained or that the Company waives compliance with the provisions hereof, the Executive shall not be liable for such disclosure unless disclosure to any such tribunal was caused by or resulted from a previous disclosure by the Executive not permitted by this Agreement.
9. NON-COMPETITION AND NONSOLICITATION. During the Term and for a period of 12 calendar months after the termination of the Executive’s employment (the “Noncompete Period”), the Executive shall not, directly or indirectly, either as a principal, agent, employee, employer, stockholder, partner or in any other capacity whatsoever: (a) engage or assist others engaged, in whole or in part, in any business which is engaged in a business or enterprise that is substantially similar to the business that the Company was engaged in during the period of the Executive’s employment with the Company, or (b) without the prior consent of the Board, employ or solicit the employment of, or assist others in employing or soliciting the employment of, any individual employed by the Company at any time while the Executive was also so employed; provided, however, that the provisions of this Section shall not apply in the event the Company materially breaches this Agreement or the Release.
          Nothing in this Section shall prohibit Executive from making any passive investment in a public company, or where he is the owner of five percent (5%) or less of the issued and outstanding voting securities of any entity, provided such ownership does not result in his being obligated or required to devote any managerial efforts.
          The Executive agrees that the restraints imposed upon him pursuant to this Section are necessary for the reasonable and proper protection of the Company and its subsidiaries and affiliates, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. The parties further agree that, in the event that any provision of this Section shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.
10. INTELLECTUAL PROPERTY. During the Term, the Executive shall promptly disclose to the Company or any successor or assign, and grant to the Company and its successors and assigns without any separate remuneration or compensation other than that received by him in the course of his employment, his entire right, title and interest in and to any and all inventions, developments, discoveries, models, or any other intellectual property of any type or nature whatsoever (“Intellectual Property”), whether developed by him during or after business hours, or alone or in connection with others, that is in any way related to the business of the Company, its successors or assigns. This provision shall not apply to books or articles authored by the Executive during non-work hours, consistent with his obligations under this Agreement, so long as such books or articles (a) are not funded in whole or in part by the Company, and (b) do not contain any Confidential Information or Intellectual Property of the Company. The Executive agrees, at the Company’s expense, to take all steps necessary or proper to vest title to all such Intellectual Property in the Company, and cooperate fully and assist the Company in any litigation or other proceedings involving any such Intellectual Property.
11. DISPUTES.
     (a) EQUITABLE RELIEF. The Executive acknowledges and agrees that upon any breach by the Executive of his obligations under Sections 8, 9, or 10 hereof, the Company will have no adequate remedy at law, and accordingly will be entitled to specific performance and other appropriate injunctive and equitable relief.
     (b) ARBITRATION. Excluding only requests for equitable relief by the Company under Section 11(a), in the event that there is any claim or dispute arising out of or relating to this Agreement or the breach hereof, and the parties hereto shall not have resolved such claim or dispute within 60 days after written notice from one party to the other setting forth the nature of such claim or dispute, then such claim or dispute shall be settled exclusively by binding arbitration in Montgomery county, Pennsylvania, in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association (“Rules”), by an arbitrator mutually agreed upon by the parties hereto or, in the absence of such agreement, by an arbitrator selected according to such Rules. Notwithstanding the foregoing, if either the Company or the Executive shall request, such arbitration shall be conducted by a panel of three (3) arbitrators, one selected by the Company, one selected by the Executive and the third selected by agreement of the first two arbitrators, or, in the absence of such agreement, in accordance with such Rules. Judgment upon the award rendered by such arbitrator(s) shall be entered in any Court having jurisdiction thereof upon the application of either party. The parties agree to use their reasonable best efforts to have such arbitration completed as soon as is reasonably practicable. Notwithstanding anything herein to the contrary, except as provided in Section 11(c) below, the losing party shall pay the reasonable costs and expenses (including reasonable attorney fees and expenses) of the prevailing party with respect to such arbitration, except the Executive, if he is the losing party, shall not be required to pay such expenses and costs if the claim relates to statutory discrimination claims that he would not otherwise be required to pay if such claim had been brought in a court of competent jurisdiction.
     (c) LEGAL FEES. The Company shall pay or promptly reimburse the Executive for the reasonable legal fees and expenses incurred by the Executive in successfully enforcing or defending any right of the Executive pursuant to this Agreement, even if the Executive does not prevail on each issue.
12. INDEMNIFICATION. The Company shall indemnify the Executive, to the maximum extent permitted by applicable law, against all costs, charges and expenses incurred or sustained by the Executive, including the cost of legal counsel selected and retained by the Executive in connection with any action, suit or proceeding to which the Executive may be made a party by reason of the Executive being or having been an officer, director, or employee of the Company or the REIT.
13. COOPERATION IN FUTURE MATTERS. The Executive hereby agrees that for a period of 18 months following his termination of employment he shall cooperate with the Company’s reasonable requests relating to matters that pertain to the Executive’s employment by the Company, including, without limitation, providing information or limited consultation as to such matters, participating in legal proceedings, investigations or audits on behalf of the Company, or otherwise making himself reasonably available to the Company for other related purposes. Any such cooperation shall be performed at scheduled times taking into consideration the Executive’s other commitments, and the Executive shall be compensated at a reasonable hourly or per diem rate to be agreed upon by the parties to the extent such cooperation is required on more than an occasional and limited basis. The Executive shall not be required to perform such cooperation to the extent it conflicts with any requirements of exclusivity of services for another employer or otherwise, nor in any manner that in the good faith belief of the Executive would conflict with his rights under or ability to enforce this Agreement.
14. GENERAL.

     (a) NOTICES. All notices and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if sent by overnight courier or by certified mail, return receipt requested, postage prepaid or sent by written telecommunication or telecopy, to the relevant address set forth below, or to such other address as the recipient of such notice or communication shall have specified in writing to the other party hereto, in accordance with this Section 14(a).

If to the Company, to:	First States Group, L.P.
610 Old York Road
Jenkintown, PA 19046
Attn: Chairman of the Board of Trustees
Facsimile: 215. 572.1596
     If to Executive, at his last residence shown on the records of the Company.
Any such notice shall be effective (i) if delivered personally, when received, (ii) if sent by overnight courier, when receipted for, (iii) if mailed, five (5) days after being mailed, and (iv) on confirmed receipt if sent by written telecommunication or telecopy, provided a copy of such communication is sent by regular mail, as described above.
     (b) SEVERABILITY. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired.
     (c) WAIVERS. No delay or omission by either party hereto in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.
     (d) COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.
     (e) ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the Company’s successors and the Executive’s personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees. This Agreement shall not be assignable by the Executive, it being understood and agreed that this is a contract for the Executive’s personal services. This Agreement shall not be assignable by the Company except that the Company shall assign it in connection with a transaction involving the succession by a third party to all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise). When assigned to a successor, the assignee shall assume this Agreement and expressly agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of such an assignment. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets that executes and delivers the assumption agreement described in the immediately preceding sentence or that becomes bound by this Agreement by operation of law.
     (f) ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties, supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter hereof and may not be amended except by a written instrument hereafter signed by the Executive and a duly authorized representative of the Board (other than the Executive).
     (g) GOVERNING LAW. This Agreement and the performance hereof shall be construed and governed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to principles of conflicts of law.
     (h) CONSTRUCTION. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. The headings of sections of this Agreement are for convenience of reference only and shall not affect its meaning or construction. Whenever any word is used herein in one gender, it shall be construed to include the other gender, and any word used in the singular shall be construed to include the plural in any case in which it would apply and vice versa.
     (i) PAYMENTS AND EXERCISE OF RIGHTS AFTER DEATH. Any amounts payable hereunder after the Executive’s death shall be paid to the Executive’s designated beneficiary or beneficiaries, whether received as a designated beneficiary or by will or the laws of descent and distribution. The Executive may designate a beneficiary or beneficiaries for all purposes of this Agreement, and may change at any time such designation, by notice to the Company making specific reference to this Agreement. If no designated beneficiary survives the Executive or the Executive fails to designate a beneficiary for purposes of this Agreement prior to his death, all amounts thereafter due hereunder shall be paid, as and when payable, to his spouse, if she survives the Executive, and otherwise to his estate.
     (j) WITHHOLDING. Any payments provided for in this Agreement shall be paid net of any applicable income tax withholding required under federal, state or local law.
     (k) SURVIVAL. The provisions of Sections 8, 9, 10, 11, 12 and 13 shall survive the termination of this Agreement.

          IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

FIRST STATES GROUP, L.P.		HAROLD W. POTE
By:	First States Group, LLC Its general partner

By:
Name: Edward J. Matey Jr. Title: Executive Vice President and General Counsel
GUARANTEE:
For good and valuable consideration, including the Executive’s agreement to serve as an officer of American Financial Realty Trust, the obligations of First States Group, L.P. under this Employment Agreement, dated March 2, 2007, with Harold W. Pote, shall be guaranteed by American Financial Realty Trust.
AMERICAN FINANCIAL REALTY TRUST

By:	Name: Edward J. Matey Jr. Title: Executive Vice President and General Counsel